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COMPANY CONTACT:
   Thomas McCain, SVP & CFO
   508-238-0199



                                                           FOR IMMEDIATE RELEASE


                 SPECIALTY CATALOG ENTERS INTO MERGER AGREEMENT

SOUTH EASTON, Mass., May 4, 2001 - Specialty Catalog Corp. (Nasdaq:CTLG) announced today that it has entered into a definitive Merger Agreement to take the company private through a sale of the company to Specialty Acquisition Corp., a corporation formed by several substantial shareholders of the company, including Mr. Guy Naggar, a director of the company.

     The Merger Agreement provides for a cash merger in which the holders, other than Specialty Acquisition Corp., of common stock of Specialty Catalog Corp. immediately prior to the merger receive $3.75 per share in cash.

     Mr. Naggar filed an amended Schedule 13D (Amendment No. 2) with the SEC on April 25, 2001. Specialty Catalog Corp. previously announced that Mr. Naggar had made a final proposal to acquire the company for cash, through a merger, for $3.75 per share.

     The cash merger consideration represents a forty-three percent premium to the $2.63 closing share price on April 24, 2001, which was the day before Mr. Naggar's Schedule 13D filing, and a twenty-three percent premium to the closing price of $3.05 on Friday, April 27, 2001, the last trading day before the announcement of the receipt of Mr. Naggar's proposal.

     The merger is subject to the satisfaction of a number of closing conditions, including, but not limited to, the consummation of financing transactions and approval by the stockholders of Specialty Catalog Corp. The merger is expected to close in the summer of 2001.

     In addition, it is anticipated that other stockholders, certain members of management and certain members of the Board of Directors of Specialty Catalog Corp. will join with Mr. Naggar and the other substantial stockholders of the company.



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     Specialty Catalog Corp. is a direct marketer targeting niche consumer product categories through a variety of catalogs. The company is the leading U.S. retailer of women's wigs and hairpieces through its Paula Young(R) catalogs. The company also offers African-American women a broad selection of quality wigs, hairpieces, apparel and related products through its Especially Yours(R) catalogs. Through its subsidiary, Daxbourne International Limited, the company is a leading retailer and wholesaler of women's wigs and hairpieces in the United Kingdom. The company also markets continuing education courses, seminars, conferences and other products to nurses and CPAs through its SC Publishing subsidiary.

     Statements contained in this press release not historical in nature are "forward-looking statements" as provided by the Private Securities Reform Litigation Act of 1995. Such statements are subject to a variety of risks and uncertainties. There are a number of factors that could cause the company's actual results to differ materially from those expressed in, or suggested by, any forward-looking statements made by the company. The factors include, but are not limited to, the company's ability to resolve the contingencies and conditions contained in the Merger Agreement for the acquisition of Specialty Catalog Corp. (as defined and referenced above). Risk factors also include, but are not limited to: the company's ability to achieve its revenue goals which are dependent on the effectiveness of the company's catalogs and marketing and advertising programs; the company's ability to effectively manage its costs and expenses which are affected by, among other items, changes in postal rates, paper prices and media costs; the company's pursuit of new branding strategies and growth opportunities, including acquisitions and assimilation of acquired companies; changes in the company's management team; and the company's implementation of new information systems. The factors also include, but again are not limited to, those risks set forth in the company's Annual Report on Form 10-K, periodic reports on Form 10-Q and other filings made with the Securities and Exchange Commission.



VISIT OUR WEB SITES AT: www.ctlg.com, www.paulayoung.com, www.wig.com, www.especiallyyours.com, www.westernschools.com and www.AHI-online.com.